Exhibit 99.1

FOR IMMEDIATE RELEASE

VERMILLION APPOINTS SANDRA A. GARDINER AS CHIEF FINANCIAL OFFICER

Fremont, Calif. – April 19, 2010 – Vermillion, Inc. (VRML.PK) today announced the appointment of Sandra A. Gardiner as Vice President and Chief Financial Officer (CFO). In her role as CFO, Ms. Gardiner will be responsible for leading all aspects of financial management for Vermillion.

“Sandra brings extensive finance and management expertise to Vermillion at an important time in the Company’s development,” said Gail S. Page, CEO of Vermillion. “Her wealth of financial expertise in developing and implementing successful financial and operational strategies for companies in the healthcare industry will be invaluable to us as we continue to build a dynamic diagnostics business and commercialize OVA1™.”

Ms. Gardiner joins Vermillion from Bend Research Inc. where she served as Chief Financial Officer since March 2009 and was elected to their board of directors in April 2009. From 2004 through 2008 she served as Chief Financial Officer and Corporate Secretary of Lipid Sciences, Inc., responsible for all decision-making authority for all financial and administrations functions for this development-stage biotechnology company, which is engaged in research and development of products and processes to treat cardiovascular disease and viral infections. She also held positions at Cardima, Inc. and Comac and began her biotechnology career in 1988 with Advanced Cardiovascular Systems, formerly a division of Guidant, holding several positions in the Internal Audit, Accounting and Finance departments. Ms. Gardiner received her Bachelor of Science in Managerial Economics from the University of California at Davis.

“I am pleased to become part of this dynamic team.” said Ms. Gardiner. “It is evident that the company is poised for success and I look forward to contributing my years of experience as we continue to build a strong foundation from which to commercialize OVA1 and the pipeline including Vasclir, the PAD test.”

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1

OVA1 is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), ß 2-Microglobulin (ß 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. OVA1™ is a trademark of Vermillion Inc.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize ovarian cancer or OVA1™) diagnostics products in 2010 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to develop, and commercialize diagnostic products based on findings from its disease association studies; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of market acceptance of its OVA1™ diagnostic test or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid or Vermillion’s ability to relist its shares on the NASDAQ Global Market or on other national securities exchange; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

SOURCE Vermillion, Inc.

Contact Vermillion:

Jill Totenberg

Tel: 212 994 7363/917-697-6900

jt@totenberggroup.com